Exhibit 3.1b

ARTICLES OF AMENDMENT TO

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

BILLMYPARENTS, INC.

ID#: 19901048370

BillMyParents, Inc., a Colorado corporation (the “Corporation”), having its principal office at 6440 Lusk Blvd., Suite 200, San Diego California 92121, hereby certifies to the Department of Corporations of Colorado that:

FIRST:

The Corporation desires to amend its Amended and Restated Articles of Incorporation (the “Articles”) as currently in effect.

SECOND:  The Articles are hereby amended as of December 23, 2011 to read as follows:

ARTICLE VI A shall be deleted in its entirety and replaced with the following:

ARTICLE VI

A.

NUMBER. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Corporation shall be no less than one (1) and no more than eleven (11), which number may be increased or decreased pursuant to the Bylaws of the Corporation.

THIRD:

This amendment to the Articles has been duly authorized and approved by the Board of Directors and shareholders of the Corporation as required by law.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to Articles to be signed in its name and on its behalf by its President and witnessed by its Secretary.

/s/ Michael McCoy

Michael McCoy, President

/s/ Jonathan Shultz

Jonathan Shultz, Secretary